Exhibit 99.1

FOR IMMEDIATE RELEASE	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2009

ACHIEVES FIRST QUARTER ADJUSTED EBITDA OF $77.1 MILLION

INCREASES TRAILING TWELVE-MONTH ADJUSTED EBITDA TO $318.5 MILLION

NORWALK, Conn., April 30, 2009 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement solutions that enhance and extend the relationship of millions of consumers for financial service, retailing, hospitality and e-commerce companies, today announced its financial results for the three month period ended March 31, 2009 (“first quarter”).

“We continue to be very pleased with our performance, as we have achieved another record in trailing twelve-month Adjusted EBITDA, and, except for a negative impact from foreign-exchange, would have reported overall net revenue growth in the quarter as well,” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer. “Although we continue to anticipate good performance for the remainder of this year, as well as an increase in full year 2009 Adjusted EBITDA over 2008 levels, the timing of our marketing investments and the ongoing negative impact of foreign-exchange will likely cause our trailing twelve-month Adjusted EBITDA to decline slightly on a sequential basis.” Commenting further on the quarter, Lipman added, “We believe the results are attributable to the fundamental strengths of our business model, such as the quality of our partner relationships, our ability to invest in our partners’ brands, and the underlying value and peace-of-mind our products and services provide to consumers every day.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions”.

First Quarter Net Revenues

☐	Net revenues for the first quarter of 2009 were $334.0 million as compared to $339.2 million for the first quarter of 2008, reflecting a decline of 1.5%.

☐	The decrease in net revenues was due to a decline in International products net revenue, as unfavorable foreign-exchange rates negated the impact of strong gains in both new retail and package members, which was only partially offset by a modest increase in North American products net revenue.

First Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (d) of Table 7) was $77.1 million as compared to $70.0 million for the first quarter of 2008.

☐	Segment EBITDA for the first quarter of 2009 was $75.5 million as compared to $68.2 million for the first quarter of 2008.

☐	Excluding the impact of the Transactions, Segment EBITDA increased $4.6 million, or 6.7%, as lower marketing and commission costs were only partially offset by higher general and administrative expenses and the impact of the lower net revenues.

Segment Commentary

North America:

Membership products revenue increased $5.8 million, or 3.4%. Excluding the impact of purchase accounting, net revenue increased $1.1 million, or 0.6%, as annualized revenue per average retail member increased 7.7% in the current quarter as compared to the prior year. Membership Segment EBITDA increased $7.9 million in the quarter, primarily due to lower marketing and commission expense as the

Company continued to reduce commissions as a percentage of revenue and higher net revenues, in addition to $2.3 million as a result of purchase accounting adjustments.

Insurance and Package products revenue decreased $6.8 million, or 7.5%, primarily due to a higher cost of insurance as a result of higher claims experience and lower package revenue as lower annualized revenue per member more than offset a 2.4% growth in package member volumes. Insurance and Package Segment EBITDA declined $3.4 million in the first quarter primarily due to the lower net revenues, partially offset by lower marketing and commission expense.

Loyalty products revenue increased $2.4 million, or 16.1%, primarily due to fee-based revenue related to a recently acquired points redemption program. Loyalty Segment EBITDA increased $0.9 million in the quarter primarily due to the increase in revenue, net of higher product and servicing costs.

International:

International revenue declined $6.6 million, or 10.5%, primarily due to the negative impact of the strengthening in the U.S. dollar, which more than offset growth in new retail programs and revenue from businesses acquired in 2008. Excluding the $15.9 million impact of foreign-exchange in the quarter, derived by holding the currency rates from the first quarter of 2008 constant, first quarter revenue would have grown 14.7% over the first quarter of 2008. International Segment EBITDA increased $1.8 million, as growth in new retail and the net effect of newly acquired businesses were only partially offset by the negative impact of foreign-exchange.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note on Table 2.

At March 31, 2009, Affinion had $302.7 million outstanding under its senior notes (net of discounts and premiums), $648.6 million outstanding under its term loan facility, and $352.0 million outstanding under the senior subordinated notes (net of discounts). Under the Company’s revolving credit facility, $71.3 million is available for borrowing, after giving effect to the issuance of $1.7 million in letters of credit and a $27.0 million outstanding facility balance. During the quarter, the Company reduced the balance of its revolving credit facility by $30.0 million, or 53% of its December 31, 2008 balance.

In addition, at March 31, 2009, Affinion had $32.6 million of unrestricted cash on hand.

Call-In Information

Affinion will hold an informational call to discuss the results for the three month period ended March 31, 2009 at 10:00 am (EDT) on Thursday, April 30, 2009. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 95751404. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EDT) May 3, 2009 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 95751404.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended March 31, 2009 and the unaudited consolidated results of operations for the three month period ended March 31, 2008.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three month periods ended March 31, 2009 and 2008. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three month period ended March 31, 2009 as compared to the three month period ended March 31, 2008 was to increase net revenues by $5.9 million and to increase Segment EBITDA by $2.7 million.

About Affinion Group

As a global leader with more than 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,550 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2009 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2008, and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended March 31,
	2009	2008
Affinion North America:
Membership Products—
Retail
Average Members(1)	7,461	8,096
% Monthly Members	47.1%	39.5%
% Annual Members	52.9%	60.5%
Annualized Net Revenue Per Average Member(2)	$77.86	$72.30
Wholesale
Average Members(1)	2,471	3,248
Portion for service formerly retail and other (3)	2,001	2,310
Average Retail Members including wholesale formerly retail and other(3)	9,462	10,406
Insurance and Package Products—
Insurance
Average Basic Insured(1)	23,100	24,191
Average Supplemental Insured	4,601	4,941
Annualized Net Revenue Per Supplemental Insured(2)	$53.59	$53.74
Package
Average Members(1)	5,797	5,662
Annualized Net Revenue Per Average Member(2)	$12.38	$13.55
Affinion International:
International Products—
Package
Average Members(1)	16,234	15,906
Annualized Net Revenue Per Average Package Member(2)	$6.99	$9.07
Other Retail Membership Average Members(1)	1,583	1,812
Annualized Net Revenue Per Average Member(2)	$30.26	$37.90
New Retail Membership
Average Members(1)	600	388
Annualized Net Revenue Per Average Member(2)	$74.76	$101.02
Global Membership Products:
Retail
Average Members(1) (4)	8,061	8,484
Annualized Net Revenue Per Average Member(2)	$77.63	$73.61
Average Retail Members including wholesale formerly retail and other(3) (4)	10,062	10,794

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

(In millions, except share amounts)

	March 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$32.6	$36.3
Restricted cash	34.3	35.6
Receivables (net of allowance for doubtful accounts of $1.1 and $0.8, respectively)	92.7	77.6
Receivables from related parties	14.1	15.6
Profit-sharing receivables from insurance carriers	85.3	98.3
Prepaid commissions	61.7	62.0
Other current assets	43.4	43.0

Total current assets	364.1	368.4
Property and equipment, net	88.8	91.2
Contract rights and list fees, net	37.2	40.7
Goodwill	307.8	307.5
Other intangibles, net	561.8	604.4
Receivables from related parties	4.3	5.3
Other non-current assets	52.3	43.1

Total assets	$1,416.3	$1,460.6

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$0.2	$6.7
Accounts payable and accrued expenses	301.9	268.2
Payables to related parties	10.6	10.0
Deferred revenue	228.1	231.3

Total current liabilities	540.8	516.2
Long-term debt	1,330.8	1,360.6
Deferred income taxes	23.5	20.5
Deferred revenue	32.8	35.4
Other long-term liabilities	76.2	74.4

Total liabilities	2,004.1	2,007.1

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	287.6	311.7
Accumulated deficit	(875.5)	(855.2)
Accumulated other comprehensive income	(0.2)	(3.7)

Total Affinion Group, Inc. stockholder’s equity (deficit)	(588.1)	(547.2)
Non-controlling interest in subsidiary	0.3	0.7

Total equity (deficit)	(587.8)	(546.5)

Total liabilities and stockholder’s equity (deficit)	$1,416.3	$1,460.6

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K filed for the fiscal year ended December 31, 2008. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of $355.5 million aggregate principal amount of 11½% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

TABLE 3

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

(In millions)

	For the Three Months Ended
	March 31, 2009	March 31, 2008
Net revenues	$334.0	$339.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below: Marketing and commissions	139.8	153.5
Operating costs	87.1	89.8
General and administrative	31.6	27.7
Depreciation and amortization	50.3	67.9

Total expenses	308.8	338.9

Income from operations	25.2	0.3
Interest income	0.2	0.5
Interest expense	(34.8)	(39.0)
Other expense	(8.2)	—

Loss before income taxes and non-controlling interest	(17.6)	(38.2)
Income tax expense	(2.5)	(5.4)

Net loss	(20.1)	(43.6)
Less: net income attributable to non-controlling interest	(0.2)	(0.2)

Net loss attributable to Affinion Group, Inc.	$(20.3)	$(43.8)

TABLE 4

AFFINION GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

	For the Three Months Ended
	March 31, 2009	March 31, 2008
Operating Activities
Net loss	$(20.1)	$(43.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50.3	67.9
Amortization of favorable and unfavorable contracts	(0.5)	(0.8)
Amortization of debt discount and financing costs	1.5	1.5
Unrealized loss on interest rate swaps	4.4	6.0
Unrealized foreign currency transaction loss	8.2	—
Stock-based compensation	0.6	0.8
Deferred income taxes	(3.7)	2.9
Net change in assets and liabilities:
Restricted cash	0.4	1.4
Receivables	(16.2)	(1.3)
Receivables from and payables to related parties	2.6	(1.4)
Profit-sharing receivables from insurance carriers	13.0	(14.1)
Prepaid commissions	0.1	(1.2)
Other current assets	3.5	(3.3)
Contract rights and list fees	0.4	0.1
Other non-current assets	(4.0)	(1.6)
Accounts payable and accrued expenses	28.3	9.1
Deferred revenue	(5.0)	4.0
Income taxes receivable and payable	5.3	—
Other long-term liabilities	(1.6)	(0.7)
Other, net	(1.2)	(0.2)

Net cash provided by operating activities	66.3	25.5

Investing Activities
Capital expenditures	(7.5)	(8.6)
Restricted cash	0.5	(0.1)
Acquisition-related payment, net of cash acquired	(0.4)	—

Net cash used in investing activities	(7.4)	(8.7)

Financing Activities
Borrowings (repayments) under line of credit, net	(30.0)	12.5
Principal payments on borrowings	(6.5)	(0.1)
Dividends paid to parent company	(24.1)	(20.6)
Distribution to non-controlling interest	(0.6)	—

Net cash used in financing activities	(61.2)	(8.2)

Effect of changes in exchange rates on cash and cash equivalents	(1.4)	0.7

Net increase (decrease) in cash and cash equivalents	(3.7)	9.3
Cash and cash equivalents, beginning of period	36.3	14.2

Cash and cash equivalents, end of period	$32.6	$23.5

Supplemental Disclosure of Cash Flow Information:
Interest payments	$10.7	$13.3

Income tax payments	$0.8	$2.3

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2009 TO 2008 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three months ended March 31, 2009 and 2008.

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Increase (Decrease)
Net revenues	$334.0	$339.2	$(5.2)

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	139.8	153.5	(13.7)
Operating costs	87.1	89.8	(2.7)
General and administrative	31.6	27.7	3.9
Depreciation and amortization	50.3	67.9	(17.6)

Total expenses	308.8	338.9	(30.1)

Income from operations	25.2	0.3	24.9
Interest income	0.2	0.5	(0.3)
Interest expense	(34.8)	(39.0)	4.2
Other expense	(8.2)	—	(8.2)

Loss before income taxes and non-controlling interest	(17.6)	(38.2)	20.6
Income tax expense	(2.5)	(5.4)	2.9

Net loss	(20.1)	(43.6)	23.5
Less: net income attributable to non-controlling interest	(0.2)	(0.2)	—

Net loss attributable to Affinion Group, Inc.	$(20.3)	$(43.8)	$23.5

Purchase accounting adjustments made in the Transactions had a less significant impact on the Company’s consolidated results of operations for the three months ended March 31, 2009 compared to March 31, 2008. These entries, which are non-cash in nature, increased net revenues by $5.9 million and increased the income from operations by $18.9 million for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been, and such impact will decline in future periods. Also, the Company recorded a liability in purchase accounting for the fair value of servicing the Company’s members existing at the date of the Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting is used to offset future servicing costs for such members, the Company’s operating costs are lower for periods following the Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the three months ended March 31, 2009 as compared to March 31, 2008 was to increase net revenues by $5.9 million, marketing and commissions by $2.7 million and operating costs by $0.5 million. Additionally, the Company recorded $16.2 million less depreciation and amortization expense for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues			Segment EBITDA (1)
	For the Three Months Ended March 31,		Increase (Decrease)	For the Three Months Ended March 31,		Increase (Decrease)
	2009	2008		2009	2008
Affinion North America
Membership products	$177.6	$171.8	$5.8	$36.3	$28.4	$7.9
Insurance and package products	83.6	90.4	(6.8)	29.5	32.9	(3.4)
Loyalty products	17.3	14.9	2.4	5.1	4.2	0.9
Eliminations	(1.0)	(1.0)	—	—	—	—

Total North America	277.5	276.1	1.4	70.9	65.5	5.4
Affinion International
International products	56.5	63.1	(6.6)	6.1	4.3	1.8

Total products	334.0	339.2	(5.2)	77.0	69.8	7.2
Corporate	—	—	—	(1.5)	(1.6)	0.1

Total	$334.0	$339.2	$(5.2)	75.5	68.2	7.3

Depreciation and amortization				(50.3)	(67.9)	(17.6)

Income from operations				$25.2	$0.3	$24.9

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended March 31, 2009 and the three months ended March 31, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2009(a)	For the Three Months Ended March 31,
		2009	2008
Net cash provided by operating activities	$143.9	$66.3	$25.5
Interest expense, net	137.3	34.6	38.5
Income tax expense	4.6	2.5	5.4
Amortization of favorable and unfavorable contracts	2.7	0.5	0.8
Amortization of debt discount and financing costs	(5.9)	(1.5)	(1.5)
Unrealized loss on interest rate swaps	(14.3)	(4.4)	(6.0)
Deferred income taxes	5.1	3.7	(2.9)
Payment received for assumption of loyalty points program liability	(7.4)	—	—
Changes in assets and liabilities	48.0	(25.8)	9.0
Effect of the Transaction, reorganizations, certain legal costs and net cost savings (b)	(2.0)	(0.7)	0.3
Other, net (c)	6.5	1.9	0.9

Adjusted EBITDA(d)(e)	$318.5	$77.1	$70.0

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the three months ended March 31, 2008 plus consolidated financial data for the three months ended March 31, 2009.

(b)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenue and gains, legal expenses for certain legal matters and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(c)

Other, net—eliminates foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, consulting fees paid to Apollo and other non-recurring costs related to acquisitions.

(d)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(e)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we do make such pro forma adjustment as if such acquisitions had occurred on April 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2009 and the three months ended March 31, 2009 and 2008 to our Adjusted EBITDA.

	For the Twelve Months Ended March 31, 2009(a)	For the Three Months Ended March 31,
		2009	2008
Net loss attributable to Affinion Group, Inc.	$(65.2)	$(20.3)	$(43.8)
Interest expense, net	137.3	34.6	38.5
Income tax expense	4.6	2.5	5.4
Non-controlling interest	0.7	0.2	0.2
Other (income) expense, net	(8.1)	8.2	—
Depreciation and amortization	242.6	50.3	67.9
Effect of the Transactions, reorganizations and non-recurring revenues and gains (b)	(3.1)	(1.9)	0.4
Certain legal costs (c)	(2.5)	(0.2)	(0.5)
Net cost savings (d)	3.6	1.4	0.4
Other, net (e)	8.6	2.3	1.5

Adjusted EBITDA(f)(g)	$318.5	$77.1	$70.0

Interest coverage ratio(h)	2.79
Consolidated leverage ratio(i)	4.11
Fixed charge coverage ratio (j)	2.70

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the three months ended March 31, 2008 plus consolidated financial data for the three months ended March 31, 2009.

(b)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the periods presented, the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(c)	Certain legal costs—represents legal costs, net of reimbursements, for certain litigation matters.
(d)	Net cost savings—represents: the elimination of severance costs incurred.
(e)

Other, net—represents: (i) net changes in other reserves, (ii) the elimination of stock-based compensation expense, (iii) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) consulting fees paid to Apollo, and (v) other non-recurring costs related to acquisitions.

(f)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(g)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business that were completed in the fourth quarter of 2008. However, we do make such pro forma adjustment as if such acquisitions had occurred on April 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

(h)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The calculation presented is annualized. The interest coverage ratio must be greater than 1.75 to 1.0 at March 31, 2009.

(i)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.00 to 1.0 at March 31, 2009.

(j)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the twelve months ended March 31, 2009 and the three months ended March 31, 2009 and 2008 to our Segment EBITDA.

	For the Twelve Months Ended March 31, 2009(a)	For the Three Months Ended March 31,
		2009	2008
Net loss attributable to Affinion Group, Inc	$(65.2)	$(20.3)	$(43.8)
Interest expense, net	137.3	34.6	38.5
Income tax expense	4.6	2.5	5.4
Non-controlling interest	0.7	0.2	0.2
Other (income) expense, net	(8.1)	8.2	—
Depreciation and amortization	242.6	50.3	67.9

Segment EBITDA	$311.9	$75.5	$68.2

(a)

Represents consolidated financial data for the year ended December 31, 2008, minus consolidated financial data for the three months ended March 31, 2008 plus consolidated financial data for the three months ended March 31, 2009.